Exhibit 99.3

2003 Earnings Guidance

Exelon’s full year 2003 operating earnings are expected to be toward the top of a range of $4.80 to $5.00 per share. The earnings guidance is based on the assumption of normal weather for the second half of 2003 and excludes the first quarter $0.34 per share gain from the cumulative effect for the change in accounting principle (SFAS 143), the net $0.05 per share charge related to the March 3 ComEd settlement agreement and the $0.40 per share impairment of our Sithe Energies investment. Our operating earnings guidance also excludes the second quarter $0.09 per share loss related to the sale of our InfraSource business. Operating earnings guidance excludes any potential impairment related to Exelon Boston Generating.

2004 Earnings Guidance

Exelon’s full year 2004 operating earnings are expected to be in the range of $5.15 to $5.45 per share. The earnings guidance is based on the assumption of normal weather and excludes any potential earnings or losses related to Exelon Boston Generating.